Exhibit 107

F-3
(Form Type)

UTime Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Newly Registered Securities
Fees to be paid	Equity	Class A Ordinary Shares, $0.001 par value per share (1)	Rule 457(c)	18,360,000	(2)	$0.98765	(3)	$18,133,254	0.0001531	$2,776.21

		Total Offering Amounts								$2,776.21
		Total Fees Previously Paid								$0
		Total Fee Offsets								$0
		Net Fee Due								$2,776.21

(1)	As described in greater detail in the prospectus contained in this registration statement, the Ordinary Shares to be offered for resale by selling shareholders include an aggregate of 18,360,000 Class A Ordinary Shares issued to such selling shareholders in connection with a private placement transaction that partially closed on April 24, 2025.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, an indeterminate number of additional securities are registered hereunder that may be issued to prevent dilution in connection with a stock split, stock dividend, recapitalization, or similar event or adjustment. In addition, an indeterminate number of common shares are registered hereunder that may be issued upon conversion of or exchange for any other securities.

(3)	This estimate is made pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for purposes of calculating the registration fee. The Proposed Maximum Offering Price Per Share is the average of the high price ($1.0393) and low price ($0.9360) for the Registrant’s Class A Ordinary Shares as reported on the Nasdaq Capital Market on July 2, 2025.